Exhibit 5.4

[Letterhead of Foulston Siefkin LLP]

September 9, 2016

Whole Foods Market, Inc. and

WFM Kansas LLC

550 Bowie Street

Austin, Texas 78703

Re:          Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel to WFM Kansas LLC (the “Kansas Guarantor”). This opinion letter is being delivered in connection with the proposed registration by Whole Foods Market, Inc., a Texas Corporation (the “Issuer”), of $1,000,000,000 in aggregate principal amount of the Issuer’s 5.200% Senior Notes due 2025 (the “Exchange Notes”), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), as of the date hereof. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.”  The Exchange Notes are to be issued pursuant to the Indenture dated as of December 3, 2015, as amended and restated on September 8, 2016 (as amended and restated, the “Indenture”), by and between the Issuer and U.S. Bank National Association, as trustee (the “Trustee”), and the First Supplemental Indenture, dated December 3, 2015 (“First Supplemental Indenture”),  by and among the Issuer, the Guarantors and the Trustee, and guaranteed (the “Guaranty”) by Kansas Guarantor and each of the other guarantors (collectively, the “Guarantors”) identified in the First Supplemental Indenture. The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 5.200% Senior Notes due 2025 issued on December 3, 2015 (the “Old Notes”, together with the Exchange Notes, Guaranty, Registration Statement, Indenture, First Supplemental Indenture, Registration Rights Agreement (as defined below), and all supplements and exhibits thereto, collectively, the “Transaction Documents”), of which $1,000,000,000 in aggregate principal amount is outstanding and subject to the exchange offer pursuant to the Registration Statement (the “Exchange Offer”).

In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of organization and operating agreements of Kansas Guarantor (collectively, the “Organizational Documents”), (ii) resolutions of Kansas Guarantor with respect to the Transaction Documents, (iii) the Registration Rights Agreement, dated December 3, 2015, among the Issuer, the Guarantors, and J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the several initial purchasers (the “Registration Rights Agreement”), (iv) the Transaction Documents, and (v) the Certificate to Counsel, from Roberta Lang, President of Whole Foods Market Rocky Mountain/Southwest I, Inc., dated September 9, 2016 (the “Certificate”).

For purposes of this opinion letter, we have also made, without independent investigation, the following assumptions:

a.             The genuineness of all signatures, the legal capacity of natural persons, the authenticity of all of the documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

b.             The parties to the Transaction Documents are, and will be, in compliance with all applicable requirements of law, except that this assumption shall not apply to Kansas Guarantor to the extent it is governed by the laws of the State of Kansas.

c.             That except for the Transaction Documents, there are and will be no other understandings or agreements between or among all or any of the parties to the Transaction Documents, or others, that would expand or otherwise modify the obligations of such parties with respect to the Transaction Documents or that would otherwise have an effect on any of our opinions rendered herein.

d.             That value has been given under the Transaction Documents.

e.             That the execution and performance of the Transaction Documents and any other documents executed pursuant thereto will not violate any law or regulation to which any of the parties thereto is subject, except that this assumption shall not apply to the extent the Transaction Documents are governed by the laws of the State of Kansas.

f.             The due execution, delivery, and authorization of the Transaction Documents by all parties thereto, except that this assumption does not apply with respect to Kansas Guarantor.

g.             That the execution and delivery by Kansas Guarantor of the Transaction Documents to which Kansas Guarantor is a party, and the performance of its obligations thereunder, do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any registrant is bound, except those agreements and instruments that have been identified by the Issuer and Kansas Guarantor as being material to them and that have been filed as exhibits to the Registration Statement.

h.             That Issuer, the sole member of Kansas Guarantor (Whole Foods Market Rocky Mountain/Southwest, L.P.), and such sole member’s general partner (Whole Foods Market Rocky Mountain/Southwest I, Inc.), have been duly authorized to cause Kansas Guarantor to enter into, and perform its obligations under, the applicable Transaction Documents.

As to various questions of fact material to our opinion, we have relied solely upon the representations made in the Transaction Documents, Organizational Documents, and Certificate and have made no other investigation or inquiry. Subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.              Existence; Good Standing. Kansas Guarantor is a validly existing limited liability company in good standing under the laws of the State of Kansas.

2.              Power and Authority. Kansas Guarantor has the limited liability company power and authority to execute, deliver, and perform its obligations under the First Supplemental Indenture. The execution and delivery of the First Supplemental Indenture  by or on behalf of Kansas Guarantor, and the performance by Kansas Guarantor of its obligations thereunder, has been duly and validly authorized by all necessary limited liability company action by or on behalf of Kansas Guarantor.

3.              Authorization.The Guaranty of Kansas Guarantor has been authorized by all necessary limited liability company action required by or on behalf of Kansas Guarantor.

4.              Noncontravention. The execution and delivery of the First Supplemental Indenture by Kansas Guarantor, and the performance by Kansas Guarantor of its obligations thereunder and the issuance of the Guaranty of Kansas Guarantor in accordance with the provisions of the Indenture and the terms of the Exchange Offer, does not (i) violate Kansas Guarantor’s Organizational Documents or any Kansas state law applicable to Kansas Guarantor and the Exchange Offer or (ii) to our knowledge, violate or conflict with any judgment, order or decree applicable to Kansas Guarantor of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority of the State of Kansas having jurisdiction over Kansas Guarantor.

5.              Execution and Delivery. The First Supplemental Indenture has been duly executed and delivered by Kansas Guarantor.

The foregoing opinions are subject to the following exceptions and qualifications:

I.             Enforceability.  We express no opinion about (i) the validity, binding effect, or enforceability of the Transaction Documents or any provision thereof, or (ii) the status of title to or the accuracy of the descriptions of any property or rights covered by the Transaction Documents.

II.            Expressly Excluded Laws. We express no opinion regarding any matter that is or may be subject to or governed by the following laws, and regulations promulgated thereunder, or the effect of such laws and regulations on the opinions expressed herein: the Bankruptcy Code or any insolvency, reorganization, or other similar law affecting the enforcement of creditors’ rights generally; fraudulent transfer or conveyance laws; securities and Blue Sky laws; antifraud, derivatives or commodities laws; banking laws;

anti-terrorism laws; laws governing embargoed persons; anti-money laundering laws; truth-in-lending laws; equal credit opportunity laws; consumer protection laws; pension and employee benefit laws; tax laws; health and occupational safety laws; environmental laws; building codes and zoning, subdivision and other laws governing the development, use and occupancy of real property; antitrust and unfair competition laws; laws governing specially regulated industries (such as communications, energy, gaming, healthcare, insurance and utilities) or specially regulated products or substances (such as alcohol, drugs, food and radioactive materials); general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); or public policy considerations that may limit the rights of parties to obtain certain remedies.

III.          Laws of other Jurisdictions. Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of Kansas and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

IV.          Subsequent Events.  The opinions expressed herein are given as of the date hereof and we do not undertake to supplement this opinion or advise you of any legislative change, judicial decision, or other event adopted, rendered or occurring subsequent to the date hereof which might affect the opinions expressed herein.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Registration Statement.  The headings used herein are for convenience only and shall not define, limit, extend or interpret the scope of this opinion or any particular paragraph herein.

We hereby consent to the filing of this opinion as Exhibit 5.4 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Commission promulgated thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.  This opinion may be relied upon as to matters of the laws of the State of Kansas by Morrison & Foerster LLP in its opinion letter filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ FOULSTON SIEFKIN LLP